Exhibit 99.4

KII, Inc. and Kuchera Industries, LLC

Financial Statements

September 30, 2009 and 2008

Unaudited

Kuchera II, Inc. and Kuchera Industries, LLC

Table of Contents

September 30, 2009 and 2008

Kuchera Industries, Inc.

Balance Sheets

September 30, 2009 and December 31, 2008

	Unaudited 2009	Audited 2008
Assets

Current assets
Cash	$1,979,947	$1,207,137
Accounts receivable, net of allowance for doubtful accounts of $884,163 and $126,416 at September 30, 2009 and December 31, 2008, respectively	2,668,628	1,797,450
Due from related parties	—	281,326
Inventory	5,613,533	4,615,168
Prepaid expenses	68,081	35,289
Loans to related parties	1,108,285	8,174
Other current assets	45,022	43,458

Total current assets	11,483,495	7,988,002

Property and equipment, net	3,050,757	3,302,377

	14,534,252	$11,290,379

Liabilities and Stockholders' Equity

Current liabilities
Accounts payable	$744,578	$247,052
Line of Credit	499,819	—
Accrued expenses	292,470	138,923
Due to related parties	1,349,827	27,329
Current maturities of capital leases	217,339	215,961

Total current liabilities	3,104,033	629,265

Capital leases, net of current maturities	977,434	1,091,849

Loan from related party	139,292	139,292

Stockholders’ equity
Class A voting common stock, no par value; authorized 20,000
shares; 10,000 shares issued and outstanding in 2008	55	55
shares; 100,000 shares issued and outstanding in 2008	545	545
Retained earnings	10,312,893	9,429,373

Total stockholders’ equity	10,313,493	9,429,973

	$14,534,252	$11,290,379

Kuchera Industries, Inc.

Statements of Operations

For the Nine Months Ended September 30, 2009 and 2008

	2009	2008
Sales, net	$15,023,242	$15,393,979

Cost of sales	9,805,676	10,017,160

Gross profit	5,217,566	5,376,819

Operating expenses	2,856,695	2,777,249

Income from operations	2,360,871	2,599,570

Other income (expense)
Interest income	(32,187)	(16,757)
Interest expense	94,988	40,743
Other income	(23,177)	(2,777)
Other expense	170	(2,343)

	39,795	18,866

Net income	$2,321,077	$2,580,704

Kuchera Industries, Inc.

Statement of Cash Flows

For the Nine Months Ended September 30, 2009 and 2008

	2009	2008
Cash flows from operating activities
Net income	$2,321,077	$2,580,704
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	354,118	296,416
Gain on sale of equipment	(20,776)	(54)
Bad debt expense	158,599	126,416
Changes in operating assets and liabilities
Accounts receivable	(1,029,777)	(1,686,915)
Due from related parties	(818,785)	1,362,956
Inventory	(998,365)	(1,220,023)
Prepaid expenses	(32,792)	(26,558)
Other current assets	(1,564)	37,097
Accounts payable	497,524	880,401
Accrued expenses	153,547	105,436
Due to related parties	1,322,498	(16,819)

Net cash provided by operating activities	1,905,303	2,439,058

Cash flows from investing activities
Purchase of property and equipment, net	(102,498)	(75,097)
Proceeds from sale of equipment	20,776	1,300

Net cash used by investing activities	(81,722)	(73,797)

Cash flows from financing activities
Repayment of obligations under capital lease	(113,037)	(119,593)
Line of Credit	499,819	—
Members’ Contribution	20,200	—
Distributions to stockholders	(1,457,754)	(1,294,775)

Net cash used by financing activities	(1,050,772)	(1,414,368)

Net increase in cash	772,810	950,892

Cash
Beginning of year	1,207,137	432,570

As of September 30, 2009	$1,979,947	$1,383,462

Notes to Financial Statements

1.	Nature of Business

KII, Inc. (the “Company”), founded in 1985 is a predecessor of Kuchera Industries, LLC formed on January 1, 2009 and is headquartered in Windber, Pennsylvania, is an ISO certified electronic manufacturing service company, offering a full range of capabilities from prototyping to high volume production. The Company specializes in high speed surface mount circuit card assembly. The Company’s customers include both military and commercial organizations located throughout the United States. The Company is dedicated to serving the commercial electronic contract manufacturing industry at the highest possible level. The Company changed its name from Kuchera Industries, Inc. to KII, Inc. in May 2008.

Certain information and footnote disclosures required in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. Statements are subject to possible adjustments in connection with the annual audit of the Company’s accounts. In the opinion of the Company’s management, the accompanying unaudited condensed financial statements contain all adjustments (consisting only of normal recurring adjustments), which the Company considers necessary for the fair presentation of the Company’s financial position as of September 30, 2009 and the results of its operations and cash flows for the nine month period ended September 30, 2009 and 2008. Results for the interim period are not necessarily indicative of results that may be expected for the entire year or for any other interim periods. The unaudited condensed financial statements should be read in conjunction with the audited financial statements of the Company and the notes thereto as of and for the fiscal year ended December 30, 2008 included in the Company’s Form 8-K/A filed with the Commission on March 2, 2010.

2.	Subsequent Events

The Company has evaluated subsequent events occurring after the balance sheet date through the date of March 2, 2010, which is the date the financial statements were available to be issued.

On January 20, 2010 three newly formed subsidiaries, API Systems, Inc. (“API Systems”), API Defense, Inc. (“API Defense”) and API Defense USA, Inc. (“API USA” and collectively with API Systems and API Defense, the “API Subsidiaries”) entered into an asset purchase agreement (the “Agreement”) with Kuchera Defense Systems, Inc. (“KDS”), KII, Inc. (“KII”) and Kuchera Industries, LLC (“K Industries” and collectively with KDS and KII, the “Kuchera Companies”) dated January 20, 2010 pursuant to which API and the API Subsidiaries purchased substantially all of the assets of the Kuchera Companies.

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